Exhibit 99.1

Morgan Stanley Announces Anticipated Resumption of its Common Stock Repurchase Plan

Dec. 18, 2020

On December 18, 2020, the Board of Governors of the Federal Reserve System (FRB) notified Morgan Stanley (NYSE: MS) that it would be permitted to resume repurchases of common stock in the first quarter of 2021, consistent with the FRB’s recently announced distribution limitations. The Firm’s Board of Directors authorized the repurchases of outstanding common stock of up to $10 billion in 2021 in recognition of our significant capital buffer.

James P. Gorman, Chairman and Chief Executive Officer of Morgan Stanley, said, “The results announced today allow us to restart our share repurchase program in January, and we expect to continue the program throughout the coming year. With over 400bps of excess capital, we are in a position to continue to invest in our businesses while returning capital to shareholders and absorbing market volatility.”

The repurchases will be subject to market conditions and the Firm’s financial performance. Repurchases under the program in any period will be consistent with the Firm’s Stress Capital Buffer (SCB) requirement and other regulatory capital standards.

Morgan Stanley is a leading global financial services firm providing investment banking, securities, wealth management and investment management services. With offices in more than 41 countries, the Firm's employees serve clients worldwide including corporations, governments, institutions and individuals. For more information about Morgan Stanley, please visit www.morganstanley.com.